 Exhibit 24(b)(8.71)

Rule 22c-2 Agreement

AGREEMENT (this “Agreement”) is entered into as of April 16, 2007, by and between Hartford Investor Services Company, LLC (“HISCO”) on behalf of Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc. (together, collectively, the “HLS Funds”), Hartford Administrative Services Company (“HASCO”) on behalf of The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. (together, collectively, the “Retail Funds”),, and ING Life Insurance and Annuity Company, ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company and Systematized Benefits Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”)._HISCO and HASCO are referred to herein, collectively, as “Fund Agent”. The HLS Funds and the Retail Funds are referred to herein, collectively, as the “Funds”). Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings ascribed to them herein.

WHEREAS, Intermediary is a “financial intermediary” as defined in Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Fund Agent and Intermediary shall be collectively referred to herein as the “Parties” and each individually as a “Party”; and

WHEREAS, this Agreement is intended in all respects to act as the written agreement of the parties contemplated by and entered into in compliance with Rule 22c-2(a)(2) under the 1940 Act; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fund Agent and Intermediary hereby agree as follows:

1. Shareholder Information

1.1. Agreement to Provide Information. Each Intermediary agrees to provide the Fund or its designee, upon written request, the following shareholder information involving the Funds:

a. The taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government issued identifier (“GI”) and the Variable Product number or participant account number associated with the primary Shareholder, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

b. The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and

c. Any other data mutually agreed upon in writing.

Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to Hartford Rule 22c2 Agreement provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.1.1 Period Covered by Request. Requests to provide Shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. .

1.1.2 Form and Timing of Response. (a) Each Intermediary agrees to provide the requested Shareholder information promptly upon receipt of the request, but in no event later than 10 business days {15 business days upon the Intermediary’s request} after receipt of such request, provided that such information resides in its books and records If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 2 hereof is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) arrange to have provided) the information set forth in paragraph 2 hereof for those shareholders who hold an account with an indirect intermediary or (ii) if directed by the Fund or its designee, restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.1.3 Limitations on Use of Information. The Fund agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it. Neither the Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.

If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the

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other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees ) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this Agreement.

In the event that the Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund shall provide Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the Intermediaries (at Intermediaries expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.

1.4	Agreement to Restrict Trading. a.	Each Intermediary agrees to execute written

instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges involving Fund Shares by a Shareholder who has been identified by the Fund as having engaged in transactions in Shares of a Fund (through an account directly or indirectly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of Fund Shares. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are effected directly through the Intermediary.

b(i) For those Shareholders whose information is on the Intermediaries’ books and records, the Intermediaries agree to execute or have executed the written instructions from the Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable, but not later than 10 business days, after the instructions have been executed.

b(ii) For those Shareholders whose information is not on the Intermediaries’ books and records the Intermediaries agree to execute or have executed the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the Funds’ written request the Intermediary will restrict or prohibit transactions in Fund Shares by the indirect intermediary.

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c.	Instructions to restrict or prohibit further transactions involving Fund Shares must include:
(i)

A statement from the Fund that the shareholder’s trading activity has either violated the Fund’s frequent trading policy or, in the Fund’s sole discretion, such trading activity has been deemed disruptive;

	(ii)	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;
	(iii)	The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected Shareholder(s); and
(iv)

Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected Shareholder’s Variable Products, only the type of Variable Product(s) through which the affected Shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund or its designee in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable Product(s) through which the affected Shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

The Fund agrees to reimburse the Intermediaries for reasonable costs they incur that are associated with complying with extraordinary requests (e.g., transaction information older than 366 days as specified under Section 3 or purchase restrictions beyond those covered under Section 1 related to Share-holder-Initiated Transfer Purchases.

1.5 Other Definitions. For purposes of this Agreement:

The term “Fund” shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediaries and available through the variable annuity, variable life insurance and variable retirement plan products which they offer (the “Variable Products”).

The term “Shareholder” means the holder of interests in a variable annuity, variable life insurance or variable retirement plan contract issued by the Intermediary or a participant in an employee benefit plan with a beneficial interest in a contract.

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The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.

The term “written” includes electronic writings and facsimile transmissions.

2.	Miscellaneous
2.1	Construction of the Agreement. The parties have entered into one or more agreements between or among them for the purchase and redemption of shares of the Funds. This Agreement is intended to supplement such agreements with respect to the subject matter hereof. To the extent the terms of this Agreement conflict with the terms of any other agreements between the parties, the terms of this Agreement shall control.

2.2

Cooperation and Good Faith Problem Resolution. The parties agree to cooperate in good faith to observe the procedures set forth in this agreement. In the event of any material disagreement over a party’s performance of this agreement, the parties agree to notify each other and further agree that they shall make good faith efforts to cooperate and to resolve such problem or disagreement and to allow each other a period of not less than 60 days to resolve such disagreement to the reasonable satisfaction of the other.

2.3	Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by the parties.
2.4	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
2.5	Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon each of the undersigned and their respective successors and assigns.

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2.6 Notices.

Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

a.	If to Intermediaries, to:

ING U.S. Financial Services Attention: Jacqueline Salamon Address: 151 Farmington Avenue Hartford, CT 06156-8975 Phone: 860-723-2242 Fax: 860-723-2214 Email: Jacqueline.Salamon@us.ing.com

b.	If to the Fund, to:

Hartford Mutual Funds Attention: Dealer Support Address: 500 Bielenberg Drive Woodbury, MN 55125 Phone: 888-843-7824 opt 2, 14130 Fax: Email: SEC22c2@hartfordlife.com

The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

ING Life Insurance and Annuity Company	Security Life of Denver Insurance Company

By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon

Name and	Jacqueline Salamon	Name	Jacqueline Salamon
Title:	Authorized Representative		Authorized Representative
and Title:

ING National Trust		Systematized Benefits Administrators Inc.

By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon

Name and	Jacqueline Salamon	Name and	Jacqueline Salamon
Title:	Authorized Representative	Title:	Authorized Representative

ING USA Annuity and Life Insurance		HARTFORD INVESTOR SERVICES
Company		COMPANY, LLC, on behalf of HARTFORD
SERIES FUND, INC. and HARTFORD HLS
SERIES FUND II, INC.

By:	/s/ Jacqueline Salamon	By:	/s/ Peter Michalik

Name and	Jacqueline Salamon	Name	Peter Michalik
Title:	Authorized Representative		VP
and Title:

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ReliaStar Life Insurance Company	HARTFORD ADMINISTRATIVE SERVICES
COMPANY, on behalf of THE HARTFORD
MUTUAL FUNDS, INC. and THE HARTFORD
MUTUAL FUNDS II, INC.

By:	/s/ Jacqueline Salamon	By:	/s/ Denise Settimi

Name and	Jacqueline Salamon	Name and	Denise Settimi
Title:	Authorized Representative	Title:	COO & AVP

ReliaStar Life Insurance Company of New
York

By: Name and Title:	/s/ Jacqueline Salamon Jacqueline Salamon Authorized Representative

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